Exhibit 99.1

Stoke Therapeutics Announces Appointment of Garry E. Menzel, Ph.D., to its Board of Directors

Dr. Menzel brings significant leadership in the global healthcare sector

BEDFORD, Mass., August 17, 2020 — Stoke Therapeutics, Inc., (Nasdaq: STOK), a biotechnology company pioneering a new way to treat the underlying cause of genetic diseases by precisely upregulating protein expression, today announced the appointment of Garry E. Menzel, Ph.D., to both its Board of Directors and Compensation Committee.

“Garry brings more than 25 years of executive management experience in the global healthcare sector, including senior leadership roles at TCR2 Therapeutics, DaVita Healthcare, and Regulus Therapeutics. His training as a scientist along with his deep financial and operational expertise in life sciences will make him an important resource for the Stoke team, especially now that we are a clinical stage company following the start of our Phase 1/2a clinical trial in Dravet syndrome and as we work to expand the pipeline using our TANGO platform,” said Edward M. Kaye, M.D., Chief Executive Officer of Stoke Therapeutics.

“As a long-serving board member of the Epilepsy Foundation, I have learned how challenging epilepsy can be, particularly for people who are living with severe genetic epilepsies like Dravet syndrome and their families,” said Dr. Menzel. “The pace of discovery and innovation in this space is gathering momentum and patients are in dire need of creative therapies such as those being developed by Stoke. I look forward to working with Ed and his team to further their efforts not only with Dravet syndrome but also expanding use of TANGO to other severe genetic diseases.”

Dr. Menzel currently serves as President and Chief Executive Officer of TCR2 Therapeutics Inc. (Nasdaq: TCRR), a clinical stage oncology company with three novel immunotherapies for solid tumors and hematological malignancies. He is a co-founder of Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a clinical stage oncology company, where he continues to serve on the Board of Directors. Dr. Menzel previously served as Chief Financial Officer of DaVita Healthcare Partners (NYSE: DVA), which at the time operated one of the largest networks of kidney dialysis centers and primary care physician practices in the United States. Prior to that, Dr. Menzel served as Chief Operating Officer at microRNA therapy company Regulus Therapeutics, Inc. (Nasdaq: RGLS). He began his career in the banking industry, starting as a consultant at Bain & Company and subsequently held global leadership roles running the biotechnology practices at Goldman Sachs and Credit Suisse where he advised on more than $100 billion in strategic transactions.

Outside of his corporate board positions, Dr. Menzel serves on the National Board of the Epilepsy Foundation, and previously served on the Board of Directors of the Institute for Systems Biology and the Board of Directors of the University of California, San Francisco (UCSF) School of Pharmacy. Dr. Menzel holds a Ph.D. in Biochemistry and Molecular Biology from St. John’s College, University of Cambridge, a Master of Business Administration from Stanford University and a Bachelor of Science in Biochemistry from the Imperial College of Science and Technology.

About Stoke Therapeutics

Stoke Therapeutics, Inc. (Nasdaq: STOK), is a biotechnology company pioneering a new way to treat the underlying causes of severe genetic diseases by precisely upregulating protein expression to restore target proteins to near normal levels. Stoke aims to develop the first precision medicine platform to target the underlying cause of a broad spectrum of genetic diseases in which the patient has one healthy copy of a gene and one mutated copy that fails to produce a protein essential to health. These diseases, in which loss of approximately 50% of normal protein expression causes disease, are called autosomal dominant haploinsufficiencies. The company’s lead investigational new medicine is STK-001, a proprietary antisense oligonucleotide (ASO) that has the potential to be the first disease-modifying therapy to address the genetic cause of Dravet syndrome, a severe and progressive genetic epilepsy. Stoke is headquartered in Bedford, Massachusetts with offices in Cambridge, Massachusetts. For more information, visit https://www.stoketherapeutics.com/ or follow the company on Twitter at @StokeTx.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectation about timing and execution of anticipated milestones and timing thereof; the expansion of our pipeline and the use of the TANGO platform to other genetic diseases and our ability to use study data to advance the development of STK-001; the ability of STK-001 to treat the underlying causes of Dravet syndrome; and the ability of TANGO to design medicines to increase protein production and the expected benefits thereof. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop, obtain regulatory approval for and commercialize STK-001 and future product candidates; the timing and results of preclinical studies and clinical trials; the risk that positive results in a clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials; regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; failure to protect and enforce our intellectual property, and other proprietary rights; failure to successfully execute or realize the anticipated benefits of our strategic and growth initiatives; risks relating to technology failures or breaches; our dependence on collaborators and other third parties for the development, regulatory approval, and commercialization of products and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the coronavirus pandemic; risks associated with current and potential future healthcare reforms; risks relating to attracting and retaining key personnel; failure to comply with legal and regulatory requirements; risks relating to access to capital and credit markets; environmental risks; risks relating to the use of social media for our business; and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the U.S. Securities and Exchange Commission. These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

Stoke Media & Investor Contact:

Dawn Kalmar

Vice President, Head of Corporate Affairs

dkalmar@stoketherapeutics.com

781-303-8302